Section 2: EX-99.1 (EXHIBIT 99.1)
Exhibit 99.1

Customers Bancorp
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Robert Wahlman, CFO 610-743-8074

CUSTOMERS BANCORP REPORTS
RECORD NET INCOME FOR FULL YEAR 2016

●	2016 Net Income to Common Shareholders of $69.2 million Up 23.3% Over 2015
●	Decision to Exit or Reduce Holdings of Religare Enterprises Limited Common Stock Results in Q4 2016 $7.3 million Impairment Charge
●	Early Adoption of ASU 2016-9, Improvements to Employee Share Based Accounting ("ASU 2016-9"), Results in $4.1 million Benefit for 2016, and $3.6 million Benefit for Q4 2016
●	2016 Net Income to Common Shareholders Excluding the Impairment Charge and ASU 2016-9 Benefit of $72.3 million, Up 28.9% Over 2015
●	Q4 2016 Net Income to Common Shareholders of $16.2 million Down $0.6 million, or 3.4%, From Q4 2015
●	Q4 2016 Net Income to Common Shareholders Excluding the Impairment Charge and ASU 2016-9 Benefit of $19.9 million, Up 18.6% Over Q4 2015
●	2016 Return on Common Equity of 12.41%
●	2016 Return on Common Equity Excluding the Impairment Charge and ASU 2016-9 Benefit of 12.97%
●	Q4 2016 Return on Common Equity of 10.45%
●	Q4 2016 Return on Common Equity Excluding the Impairment Charge and ASU 2016-9 Benefit of 12.83%
●	Book Value Per Common Share Up 13.8% in 2016 to $21.08
●	Total Loans Up 13.9%, and Total Deposits Up 20.9%, in 2016
●	Asset Quality Exceptional With NPLs 0.22% of Total Loans
●	Shareholders' Equity Increased $302 million, or 54.5%, in 2016
●	BankMobile Classified as Held for Sale in Financial Reports; Results Reflect Both Continuing and Discontinued Operations Unless Otherwise Indicated

Wyomissing, PA-January 25, 2017 - Customers Bancorp, Inc. (NYSE: CUBI), the parent company of Customers Bank (collectively “Customers”), reported net income to common shareholders of $69.2 million for the full year of 2016 compared to net income to common shareholders of $56.1 million for the full year of 2015, an increase of $13.1 million, or 23.3%. Fully diluted earnings per share for the full year of 2016 was $2.31 compared to $1.96 fully diluted earnings per share for 2015, an increase of $0.35, or 17.9%. Average fully diluted shares for 2016 were 30.0 million compared to average fully diluted shares for 2015 of 28.7 million. During the fourth quarter of 2016 ("Q4 2016"), Customers recognized an impairment charge on equity securities for which Customers' intent to hold until the market price recovered changed resulting in a charge of $7.3 million, and adopted Accounting Standards Update 2016-9, Improvements to Employee Share Based Accounting ("ASU 2016-9"), resulting in a $4.1 million reduction in income tax expense, which increased 2016 earnings. Net income to common shareholders would have been $72.3 million, and fully diluted earnings per share would have been $2.46 per share, for 2016 without the impact of the impairment charge and adopting ASU 2016-9.

Customers also reported net income to common shareholders of $16.2 million for Q4 2016 compared to net income to common shareholders of $16.8 million for the fourth quarter of 2015 (“Q4 2015”), a decrease of $0.6 million, or 3.4%. Q4 2016 fully diluted earnings per share was $0.51 compared to $0.58 for Q4 2015, a decrease of $0.07 per share, or 12.1%. Average fully diluted shares for Q4 2016 was 31.6 million shares compared to average fully diluted shares for Q4 2015 of 28.9 million. Customers changed its intent to hold certain equity securities until the market price of the securities recovered, resulting in an impairment charge of $7.3 million during Q4 2016. Customers’ adoption of ASU 2016-9 during Q4 2016 resulted in a $3.6 million reduction in income tax expense, which increased earnings in Q4 2016 by $3.6 million. Excluding the impairment charge and the impact of adopting ASU 2016-9, net income available to common shareholders would have been $19.9 million, and fully diluted earnings per share would have been $0.64 per share, in Q4 2016.

Net income to common shareholders from continuing operations after preferred stock dividends was $78.2 million for 2016 and $19.7 million for Q4 2016. Net income to common shareholders from continuing operations after preferred stock dividends was $60.6 million for 2015 and $17.9 million for Q4 2015. Fully diluted earnings per common share from continuing operations after preferred stock dividends was $2.61 for 2016 and $2.11 for 2015 and $0.62 for Q4 2016 and $0.62 for Q4 2015. Fully diluted earnings per common share from continuing operations after preferred stock dividends would have been $2.76 for 2016 and $0.76 for Q4 2016 without the impact of the impairment charge and adopting ASU 2016-9.

“In 2016 we slowed our growth rate in order to build a stronger balance sheet, build a stronger capital base and risk management infrastructure, and build BankMobile into a successful company that could be divested so both Customers and BankMobile can grow and thrive without Durbin Amendment restrictions. During the year, we successfully built upon and strengthened our core business franchise as we developed and successfully added to our commercial loan and deposit generating teams in Pennsylvania, New York, and New England, facilitating continued strong loan and deposit growth in our target markets,” stated Jay Sidhu, Chairman and CEO of Customers. “We strengthened our balance sheet by growing deposits by nearly 21% while growing loans by nearly 14% and all together producing net income to Customers' common shareholders of $2.31 per share, or $2.46 per share excluding both the equity securities impairment and benefit from adopting ASU 2016-9. We strengthened our capital in 2016 and prepared for our future by increasing our shareholders’ equity by $302 million as we issued $161.9 million in preferred stock, and issued common shares and retained all net income available to common shareholders totaling $140.1 million. We further strengthened our risk management infrastructure by investing more in risk management, administrative, technical and compliance teams and initiating our preparations for the increased regulatory attention and requirements we will assume when we cross the $10 billion total assets threshold. We also built BankMobile into a successful business by acquiring the Disbursements business, combining the acquired business with the internally developed BankMobile business, and announcing our intention to sell the combined business so that the business could continue to grow without Durbin Amendment restrictions. In summary, we are very pleased with all that was accomplished in 2016, and we are well positioned for a successful 2017 and beyond,” continued Mr. Sidhu. "We regret that our strategy to form a possible business alliance with Religare Enterprises did not work out. Accordingly, we have decided to exit that strategy and move forward," Mr. Sidhu concluded.

Other financial and business highlights for 2016 compared to 2015 include:

•	Customers achieved a return on average assets of 0.86%, or 0.90% excluding the previously referenced impairment charge and ASU 2016-9 benefit, in 2016 compared to 0.81% in 2015, and achieved a return on average common equity of 12.41%, or 12.97% excluding the previously referenced impairment charge and ASU 2016-9 benefit, in 2016 compared to 11.82% in 2015.

•
Total loans from continuing operations, including commercial loans held for sale, increased $1.0 billion, or 13.9%, to $8.3 billion as of December 31, 2016 compared to total loans of $7.3 billion as of December 31, 2015. Commercial loans to mortgage companies increased $374 million to $2.2 billion, multi-family loans increased $266 million to $3.2 billion, commercial and industrial loans increased $247 million to $1.3 billion, commercial non-owner-occupied real estate loans increased $237 million to $1.2 billion, and consumer loans decreased $92 million to $0.3 billion.

•
Total deposits from continuing operations increased by $1.2 billion, or 20.9%, to $6.9 billion as of December 31, 2016 compared to total deposits of $5.7 billion as of December 31, 2015. Non-interest demand deposit accounts increased $104 million to $513 million, interest bearing demand deposit accounts increased $212 million to $0.3 billion, money market demand accounts increased $383 million to $3.1 billion, and certificates of deposit increased $484 million to $2.8 billion from continuing operations. BankMobile deposits held for sale increased $210 million to $457 million at December 31, 2016.

•
2016 net interest income from continuing operations of $249.5 million increased $53.2 million, or 27.1%, from comparable net interest income for 2015 as average interest earning assets from continuing operations increased $1.8 billion and the net interest margin widened by 3 basis points. The higher rates earned on the investment portfolio and commercial loans to mortgage companies contributed significantly to the slightly wider net interest margin.

•
Customers’ 2016 provision for loan losses from continuing operations totaled $2.3 million for 2016 compared to a provision expense of $20.6 million in 2015. The 2015 provision expense included a $9.0 million provision for a fraudulent loan that was charged off and reflected greater growth in loans held for investment and recoveries in 2016 totaled $2.7 million compared to recoveries of $1.4 million in 2015. There were no significant changes in Customers’ methodology for estimating its allowance for loan losses and the provision for loan losses in 2016.

•
Non-interest income from continuing operations, excluding the previously described impairment charge, increased $2.9 million in 2016 to $30.4 million, a 10.4% increase. Increases in gains on sale of Small Business Administration ("SBA") loans of $1.7 million and mortgage warehouse transactional fees of $1.2 million were offset in part by a one-time benefit received on a bank-owned life insurance policy in 2015.

•
Non-interest expenses from continuing operations increased $23.6 million from 2015, or 22.0%. Salaries and employee benefits increased $11.5 million, technology and bank operations increased $3.5 million, FDIC assessments and non-income taxes and regulatory fees increased $2.5 million, and other expenses generally increased. Much of the increased non-interest expenses is attributable to the increased level of staff and other operating expenses necessary to run a larger bank.

•
BankMobile results for 2016, which include the results of the acquired Disbursements business subsequent to its acquisition date of June 15, 2016 and are presented on the income statement as discontinued operations, included non-interest income of $33.2 million and operating expenses of $47.0 million. BankMobile generated a net loss of approximately $9.0 million for the full year of 2016. The financial statement presentation excludes the internal allocation of interest income to BankMobile for generating deposits of $4.3 million, net of taxes.

•	The 2016 efficiency ratio from continuing operations was 46.9%, compared to the 2015 efficiency ratio from continuing operations of approximately 48.0%.

•
Shareholders' equity increased $302 million in 2016 to $856 million as Customers increased its capital levels in preparation for total assets increasing to over $10 billion in future periods. The capital increase included issuance of preferred stock totaling $162 million, and increasing common shareholder interests by $140 million through the sale of additional common shares and retaining all net income available to common shareholders in 2016. Capital levels were strengthened significantly in 2016 and continue to exceed the “well capitalized” threshold established by regulation at the bank and exceed the applicable Basel III regulatory thresholds for the holding company and the bank.

•	The book value per common share continued to increase, reaching $21.08 per share at December 31, 2016 compared to $18.52 per share at December 31, 2015, an increase of 13.8%.

•	Based on Customers Bancorp, Inc.'s December 31, 2016 stock price of $35.82, Customers was trading at 1.7 times tangible book value per common share.

Q4 2016 compared to Q4 2015:

•
Q4 2016 net interest income from continuing operations of $64.1 million increased $10.7 million, or 19.9%, from net interest income from continuing operations for Q4 2015 as average loan and security balances increased $1.4 billion. Net interest margin expanded by 1 basis point to 2.84% in Q4 2016 from 2.83% in Q4 2015.

◦	Commercial loan average balances increased $1.1 billion, including commercial loans to mortgage companies, in Q4 2016 compared to Q4 2015.

◦	Multi-family average loan balances increased $485 million in Q4 2016 compared to Q4 2015.

◦	The net interest margin grew to 2.84% in Q4 2016 compared to Q4 2015 as the average yield on assets increased 11 basis points, while the cost of funding the portfolio increased 13 basis points.

•
Customers reported a $(0.3) million provision for loan losses from continuing operations in Q4 2016 compared to a $6.2 million provision for loan losses in Q4 2015. Customers' provision for loan losses for increased loan balances of $125.4 million of $0.6 million and provision for credit deterioration of $0.8 million were offset by Q4 2016 recoveries totaling $1.8 million.

•
Q4 2016 non-interest income from continuing operations of $8.2 million, excluding the impairment charge, decreased $1.1 million from Q4 2015. The Q4 2016 increase in mortgage warehouse transactional fees and gain on sale of loans were more than offset by the $2.4 million decrease in bank-owned life insurance income resulting from the Q4 2015 receipt of a one-time benefit.

•
Non-interest expenses from continuing operations in Q4 2016 of $30.5 million increased $0.9 million, or 3.1%, from comparable non-interest expenses in Q4 2015. Q4 2016 salaries and benefits increased $2.8 million to $17.4 million due to increased headcount and compensation increases, and occupancy expense increased approximately $0.8 million to $2.9 million principally to facilitate business expansion and relocation of teams in New York City and other locations. These increases were partially offset by FDIC assessments, non-income taxes and regulatory fees decrease of $1.3 million as the deposit insurance fund reached a targeted level and insurance premiums were reduced, and a decrease in technology/communication and bank operations of $1.2 million reflecting a reversal of approximately $1.0 million of previously accrued technology-related expenses.

•
Customers’ Q4 2016 income tax expense from continuing operations of $11.5 million reflected an estimated effective tax rate of 33.0% compared to Q4 2015 tax expense of $8.1 million, with an effective tax rate of 30.0%. Customers' Q4 2016 tax expense from continuing operations included a $3.6 million benefit from the adoption of ASU 2016-9 in the fourth quarter of 2016.

•
Customers achieved a return on average assets of 0.84%, or 1.00% excluding the impairment charge and ASU 2016-9 benefit, in Q4 2016 compared to 0.91% in Q4 2015, and achieved a return on average common equity of 10.45%, or 12.83% excluding the impairment charge and ASU 2016-9 benefit, in Q4 2016 compared to 13.46% in Q4 2015.

•
BankMobile discontinued operating results for Q4 2016 included non-interest income of $14.2 million and non-interest expenses of $19.4 million. BankMobile generated a net loss of $3.5 million for Q4 2016. The financial statement presentation excludes the internal allocation of interest income to BankMobile for generating deposits of $1.5 million, net of taxes.

•	BankMobile deposits held for sale totaled $456.8 million as of December 31, 2016, and were predominately non-interest bearing.

•	Customers' Q4 2016 efficiency ratio from continuing operations was 42.2% compared to a 47.1% Q4 2015 efficiency ratio.

•
Customers increased capital $66.1 million in Q4 2016 as a result of the issuance of 2.4 million shares of common stock generating net proceeds of $58.5 million and retention of net income to common shareholders of $16.2 million offset in part by a decrease in accumulated other comprehensive income of $5.7 million. Customers' capital ratios increased as a result of the share issuances and retaining net income to common shareholders combined with limited growth in assets, and continue to exceed the "well capitalized" thresholds established by regulation.

Q4 2016 compared to Q3 2016:
Customers’ Q4 2016 net income to common shareholders decreased $2.4 million, or 13.1%, to $16.2 million from net income to common shareholders of $18.7 million for the third quarter of 2016 ("Q3 2016"). The $2.4 million decrease in Q4 2016 net income compared to Q3 2016 net income resulted primarily from a decrease in net interest income of $0.5 million to $64.1 million, a decrease in non-interest income of $10.2 million to $0.9 million, an increase in net loss from BankMobile of $1.4 million, partially offset by a decrease in operating expenses of $6.2 million to $30.5 million, a $4.4 million decrease in income tax expense to $11.5 million, and a decrease in provision expense of $0.1 million. Examining these quarter-over-quarter changes further:

•
The $0.5 million decrease in net interest income from continuing operations in Q4 2016 was largely attributable to a decrease in average loan balances of approximately $0.1 billion and prepayment fees received in Q4 2016 compared to Q3 2016.

•
The $0.1 million decrease in provision for loan losses from continuing operations in Q4 2016 resulted primarily from recoveries on previously charged-off loans and purchased credit-impaired loans that exceeded the provisions required for growth in end of period loan balances and credit deterioration during the period.

•
The $10.2 million decrease in non-interest income from continuing operations in Q4 2016 compared to Q3 2016 resulted primarily from the impairment charge of $7.3 million in Q4 2016 and a Q3 2016 $2.2 million recovery of a previously reported loss.

•
The $6.2 million decrease in non-interest expenses from continuing operations in Q4 2016 compared to Q3 2016 resulted primarily from a $3.9 million Q3 2016 one-time accrual for technology-related services and the Q4 2016 reversal of approximately $1.0 of the accrual.

•
BankMobile's net loss increased in Q4 2016 by $1.4 million as a result of reduced fees billed on certain accounts previously held at a second bank as the accounts were closed and balances returned to the depositors during Q4 2016, and lower than prior quarter and expected activity within the accounts generating less than expected fee income.

The following table presents a summary of key earnings and performance metrics for the years ended December 31, 2016 and 2015 and for the quarter ended December 31, 2016 and the preceding four quarters, respectively:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per-share data)
			Q4	Q3	Q2	Q1	Q4
	2016	2015	2016	2016	2016	2016	2015

Net income available to common shareholders	$69,187	$56,090	$16,213	$18,655	$17,421	$16,898	$16,780
Basic earnings per common share ("EPS")	$2.51	$2.09	$0.56	$0.68	$0.64	$0.63	$0.62
Diluted EPS	$2.31	$1.96	$0.51	$0.63	$0.59	$0.58	$0.58
Average common shares outstanding - basic	27,596,020	26,844,545	28,978,115	27,367,551	27,080,676	26,945,062	26,886,694
Average common shares outstanding - diluted	30,013,650	28,684,939	31,581,811	29,697,207	29,504,329	29,271,255	28,912,644
Shares outstanding period end	30,289,917	26,901,801	30,289,917	27,544,217	27,286,833	27,037,005	26,901,801
Return on average assets	0.86%	0.81%	0.84%	0.89%	0.85%	0.87%	0.91%
Return on average common equity	12.41%	11.82%	10.45%	13.21%	13.07%	13.23%	13.46%
Return on average assets - pre-tax and pre-provision (1)	1.40%	1.50%	1.25%	1.51%	1.44%	1.40%	1.60%
Return on average common equity - pre-tax and pre-provision (2)	21.19%	22.46%	16.58%	23.59%	23.38%	21.87%	24.35%
Net interest margin, tax equivalent	2.84%	2.81%	2.84%	2.83%	2.83%	2.88%	2.83%
Efficiency ratio	56.92%	51.29%	57.70%	61.06%	53.47%	53.74%	50.11%
Non-performing loans (NPLs) to total loans (including held-for-sale loans)	0.22%	0.15%	0.22%	0.16%	0.17%	0.20%	0.15%
Reserves to non-performing loans	215.31%	341.71%	215.31%	287.88%	268.98%	242.10%	341.71%
Net charge-offs (recoveries)	$1,662	$11,978	$770	$288	$1,060	$(455)	$4,322
Tier 1 equity to average tangible assets	9.29%	7.66%	9.06%	8.19%	7.17%	7.15%	7.16%
Tangible common equity to average tangible assets (3)	6.83%	6.81%	6.66%	5.89%	5.71%	6.17%	6.37%
Book value per common share	$21.08	$18.52	$21.08	$20.78	$19.98	$19.22	$18.52
Tangible book value per common share (period end) (4)	$20.49	$18.39	$20.49	$20.16	$19.35	$19.08	$18.39
Period end stock price	$35.82	$27.22	$35.82	$25.16	$25.13	$23.63	$27.22

(1) Non-GAAP measure calculated as GAAP net income, plus provision for loan losses and income tax expense divided by average total assets.
(2) Non-GAAP measure calculated as GAAP net income available to common shareholders, plus provision for loan losses and income tax expense divided by average common equity.
(3) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by total average assets less average goodwill and other intangibles.
(4) Non-GAAP measure calculated as GAAP total shareholders' equity less preferred stock and goodwill and other intangibles divided by common shares outstanding at period end.

Capital
Customers recognizes the importance of not only being well capitalized in the current environment but to have adequate capital buffers to absorb any unexpected shocks. "Our capital ratios improved significantly during 2016 due to continued strong earnings, planned slow down in loan growth, and successful preferred and common stock offerings during the year," stated Mr. Sidhu. "We are targeting a Tier I capital ratio of 9.0% or higher and a total risk-based capital ratio of around 13.0% as we get ready to cross the $10 billion mark," Mr. Sidhu continued. At December 31, 2016, Customers is preliminarily calculating its Tier 1 leverage ratio at 9.1% and its total risk-based capital ratio at 12.9%. "By continuing to control our growth over the next few quarters, demonstrating strong earnings, and completing the sale of BankMobile at an anticipated substantial gain, we hope to reach the targeted capital levels in 2017," concluded Mr. Sidhu.
BankMobile
The BankMobile division took a significant step during Q3 2016 with Customers Bank’s integration of the Disbursements business acquired from Higher One late in Q2 2016. Together the new BankMobile division serviced over 1.2 million active deposit accounts as of December 31, 2016. The combined businesses also have the potential to add in excess of 400,000 new student accounts annually. Since the acquisition of the Disbursements business, BankMobile has added over 222,000 new accounts and converted over 374,000 accounts at the student account holder's election from a prior business partner of Higher One. Customers previously announced its intent to sell BankMobile with the expectation that Customers would be able to sell BankMobile at a substantial gain, further strengthening its capital and the balance sheet. In the meantime, Customers continues its efforts to develop the BankMobile business and enhance its value to shareholders.
Managing Commercial Real Estate Concentration Risks and Providing High Net Worth Families Loans for Their Multi-Family Holdings
Customers' loans collateralized by multi-family properties were approximately 38.9% of Customers' total loan portfolio and approximately 380.7% of Tier 1 capital at December 31, 2016. Recognizing the risks that accompany certain elements of commercial real estate ("CRE") lending, Customers has as part of its core strategies studiously sought to limit its risks and has concluded that it has appropriate risk management systems in place to manage this portfolio. Customers' total real estate construction and development exposure, arguably the riskiest area of CRE, was under $100 million as of December 31, 2016.
Customers' CRE exposures are focused principally on loans to high net worth families collateralized by multi-family properties that are of modest size and subject to what Customers believes are conservative underwriting standards. Customers believes it has a strong risk management process to manage the portfolio risks prospectively and that this portfolio will perform well even under a stressed scenario. Following are some unique characteristics of Customers' multi-family loan portfolio:

•	Principally concentrated in New York City and principally to high net worth families;

•	Average loan size is between $5 million - $7 million;

•	Annual debt service coverage ratio is 140%;

•	Median loan-to-value is 70%;

•	All loans are individually stressed with an increase of 1% and 2% to the cap rate and an increase of 1.5% and 3% in loan interest rates;

•	All properties are inspected prior to a loan being granted and monitored thereafter on an annual basis by dedicated portfolio managers; and

•	Credit approval process is independent of customer sales and portfolio management process.
Asset Quality and Interest Rate Risk
Risk management is a critical component of how Customers creates long-term shareholder value. Two of the most important risks of banking to be understood and managed in an uncertain economy are asset quality and interest rate risk.
Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. "Customers adopted prudent underwriting standards in 2010 when the current management team assumed responsibility for building the Bank and has not compromised those standards," stated Mr. Sidhu. "Customers' non-performing loans at December 31, 2016 were only 0.22% of total loans, compared to our peer group non-performing loans of approximately 0.88% of total loans, and industry average non-performing loans of 1.62% of total loans. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.
Interest rate risk is another critical element for banks to manage. A significant shift in interest rates can have a devastating effect on a bank's profitability for multiple years. Banks can position their assets and liabilities to speculate on future interest rate changes with the hope of gaining earnings by guessing the next movement in interest rates. "Customers' objective is to manage the estimated effect of future interest rate changes, up or down, to a neutral effect on net interest income, so not speculating on whether interest rates go up or down. At December 31, 2016, we were slightly asset sensitive, hoping to benefit somewhat from the anticipated higher short term rates," said Mr. Sidhu. "This allows our team members to focus on generating earnings from the business of banking, aggregating deposits and making loans to customers in the communities we serve," concluded Mr. Sidhu.
Diversified Loan Portfolio
Customers is a Business Bank that principally focuses on four lending activities; commercial and industrial loans to privately held businesses, multi-family loans principally to high net worth families, selected commercial real estate loans, and commercial loans and banking services to privately held mortgage companies. Commercial and industrial loans, including owner-occupied commercial real estate loans, and commercial loans to mortgage companies, were approximately $3.5 billion at December 31, 2016. Multi-family loans, or loans to high net worth families, were approximately $3.2 billion at December 31, 2016. Non-owner occupied commercial real estate loans were approximately $1.2 billion at December 31, 2016. Consumer and residential mortgage loans make up only about 4% of the loan portfolio.
Investment in Religare Enterprises Limited
In 2013, Customers invested approximately $23.0 million to acquire 4.1 million common shares of Religare Enterprises Limited ("Religare"), a company headquartered near New Delhi, India pursuant to a strategy to develop strong U.S. and India correspondent banking relationships subsequent to Religare applying for a license to provide banking services in India. As Religare has been unable to obtain a banking license after three years, and current prospects for obtaining such a license are uncertain at this point, Customers' Board of Directors has decided to exit its investment in Religare common stock. As a result of this decision, and in accordance with generally accepted accounting principles, Customers has reduced its recorded investment in Religare common stock to the current market value and recognized a loss of $7.3 million. Customers continues to study its alternatives on how to exit the investment. As the decline in fair value of the Religare stock is considered a capital loss for U.S. tax purposes, and as Customers does not have offsetting capital gains or prospects for generating such offsetting gains at this time, the deferred tax benefits related to this impairment have been fully reserved.

The table below provides supporting calculations for certain earnings and earnings per share amounts reported in this press release.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

Continuing Operations:
	Twelve Months Ended December 31, 2016		Three Months Ended December 31, 2016
(amounts in thousands except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income from continuing operations	$87,707	—	$23,337	—
Preferred stock dividends	(9,515)	—	(3,615)	—
GAAP net income from continuing operations available to common shareholders	$78,192	$2.61	$19,722	$0.62
Adjustments:
Impairment charge	7,262	0.24	7,262	0.23
Adoption of ASU 2016-9: Effect to tax expense	(4,136)	(0.14)	(3,580)	(0.11)
Adoption of ASU 2016-9: Effect on diluted shares	—	0.05	—	0.02
Net income from continuing operations available to common shareholders excluding impairment charge and ASU 2016-09	$81,318	$2.76	$23,404	$0.76

Average common shares outstanding - diluted		30,014		31,582
Less effect on diluted shares per adoption of ASU 2016-9		(559)		(669)
Average common shares outstanding - diluted (before ASU 2016-9 adoption)		29,455		30,913

Combined Operations: Continuing and Discontinued Operations
	Twelve Months Ended December 31, 2016		Three Months Ended December 31, 2016
(amounts in thousands except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP net income available to common shareholders	$69,187	$2.31	$16,213	$0.51
Adjustments:
Impairment charge	7,262	0.24	7,262	0.23
Adoption of ASU 2016-9: Effect to tax expense	(4,136)	(0.14)	(3,580)	(0.11)
Adoption of ASU 2016-9: Effect on diluted shares	—	0.05	—	0.01
Net income available to common shareholders excluding impairment charge and ASU 2016-09	$72,313	$2.46	$19,895	$0.64

Average common shares outstanding - diluted		30,014		31,582
Less effect on diluted shares per adoption of ASU 2016-9		(559)		(669)
Average common shares outstanding - diluted (before ASU 2016-9 adoption)		29,455		30,913

Conference Call
Date:            Thursday, January 26, 2017
Time:            9:00 AM ET
US Dial-in:        888-609-5668
International Dial-in:    913-643-0955
Participant Code:    919167

Please dial in at least 10 minutes before the start of the call to ensure timely participation. A playback of the call will be available beginning January 26, 2017 at 12:00 noon ET until 12:00 noon ET on February 25, 2017. To listen, call within the United States (888) 203-1112. Please use the replay pin number 1287334.
Institutional Background
Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related business through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $9.4 billion that was named one of Forbes magazine's 2016 100 Best Banks in America (there are over 6,200 banks in the United States). A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, New York, Rhode Island, New Hampshire, Massachusetts, and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers. BankMobile is a division of Customers Bank, offering state of the art high tech digital banking services with high level of personal customer service.
Customers Bancorp, Inc. voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.
“Safe Harbor” Statement
In addition to historical information, this press release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.'s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words "may," "could," "should," "pro forma," "looking forward," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan," or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.'s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp, Inc.'s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. In addition, important factors relating to the acquisition of the Disbursements business, the combination of Customers’ BankMobile business with the acquired Disbursements business and the implementation of Customers

Bancorp, Inc.'s strategy regarding BankMobile, including with respect to the expected disposition of the BankMobile business, depending upon market conditions and opportunities, also could cause Customers Bancorp's actual results to differ from those in the forward-looking statements. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management's current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.'s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2015, subsequently filed quarterly reports on Form 10-Q, and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and 10-Q filings. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	Q4	Q3	Q4
	2016	2016	2015
Interest income:
Loans receivable, including fees	$59,502	$60,362	$50,095
Loans held for sale	19,198	18,737	13,125
Investment securities	3,418	3,528	3,506
Other	1,491	1,585	987
Total interest income	83,609	84,212	67,713

Interest expense:
Deposits	13,897	13,004	9,285
Other borrowings	1,571	1,642	1,573
FHLB advances	2,322	3,291	1,698
Subordinated debt	1,685	1,685	1,685
Total interest expense	19,475	19,622	14,241
Net interest income	64,134	64,590	53,472
Provision for loan losses	(261)	(161)	6,173
Net interest income after provision for loan losses	64,395	64,751	47,299

Non-interest income:
Mortgage warehouse transactional fees	2,845	3,080	2,530
Gain on sale of loans	1,549	1,206	859
Bank-owned life insurance	1,106	1,386	3,599
Deposit fees	307	302	252
Mortgage loans and banking income	232	287	135
Interchange and card revenue	156	160	144
(Loss) on sale of investment securities	—	(1)	—
Impairment loss on investment securities	(7,262)	—	—
Other	1,988	4,701	1,781
Total non-interest income	921	11,121	9,300

Non-interest expense:
Salaries and employee benefits	17,362	17,715	14,585
Professional services	3,204	2,742	3,324
Occupancy	2,942	2,303	2,116
FDIC assessments, taxes, and regulatory fees	1,803	2,635	3,093
Technology, communication and bank operations	1,300	6,755	2,509
Loan workout	566	592	586
Other real estate owned	290	1,192	491
Advertising and promotion	94	146	202
Other	2,948	2,670	2,681
Total non-interest expense	30,509	36,750	29,587
Income from continuing operations before income tax expense	34,807	39,122	27,012
Income tax expense	11,470	15,834	8,103
Net income from continuing operations	23,337	23,288	18,909

Loss from discontinued operations	(5,659)	(3,357)	(1,811)
Income tax benefit from discontinued operations	(2,150)	(1,276)	(688)
Net loss from discontinued operations	(3,509)	(2,081)	(1,123)
Net income	19,828	21,207	17,786
Preferred stock dividends	3,615	2,552	1,006
Net income available to common shareholders	$16,213	$18,655	$16,780

Basic earnings per common share from continuing operations	$0.68	$0.76	$0.67
Basic earnings per common share	$0.56	$0.68	$0.62
Diluted earnings per common share from continuing operations	$0.62	$0.70	$0.62
Diluted earnings per common share	$0.51	$0.63	$0.58

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED - UNAUDITED
(Dollars in thousands, except per share data)
	December 31,	December 31,
	2016	2015
Interest income:
Loans receivable, including fees	$233,349	$182,280
Loans held for sale	69,469	51,553
Investment securities	14,293	10,405
Other	5,428	5,612
Total interest income	322,539	249,850

Interest expense:
Deposits	48,249	33,973
Other borrowings	6,438	6,096
FHLB advances	11,597	6,743
Subordinated debt	6,739	6,739
Total interest expense	73,023	53,551
Net interest income	249,516	196,299
Provision for loan losses	2,345	20,566
Net interest income after provision for loan losses	247,171	175,733

Non-interest income:
Mortgage warehouse transactional fees	11,547	10,394
Bank-owned life insurance	4,736	7,006
Gain on sale of loans	3,685	4,047
Deposit fees	1,140	943
Mortgage loans and banking income	969	741
Interchange and card revenue	620	536
Gain (loss) on sale of investment securities	25	(85)
Impairment loss on investment securities	(7,262)	—
Other	7,705	3,990
Total non-interest income	23,165	27,572

Non-interest expense:
Salaries and employee benefits	67,877	56,341
Technology, communication and bank operations	12,888	9,379
FDIC assessments, taxes, and regulatory fees	12,568	10,110
Professional services	11,017	9,386
Occupancy	9,846	8,467
Loan workout	2,063	1,127
Other real estate owned	1,953	2,516
Advertising and promotion	576	697
Other	12,429	9,545
Total non-interest expense	131,217	107,568
Income before income tax expense	139,119	95,737
Income tax expense	51,412	32,664
Net income from continuing operations	87,707	63,073

Loss from discontinued operations	(14,524)	(7,242)
Income tax benefit from discontinued operations	(5,519)	(2,752)
Net loss from discontinued operations	(9,005)	(4,490)
Net income	78,702	58,583
Preferred stock dividends	9,515	2,493
Net income available to common shareholders	$69,187	$56,090

Basic earnings per common share from continuing operations	$2.83	$2.26
Basic earnings per common share	$2.51	$2.09
Diluted earnings per common share from continuing operations	$2.61	$2.11
Diluted earnings per common share	$2.31	$1.96

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	December 31,	December 31,
	2016	2015
ASSETS
Cash and due from banks	$17,485	$53,550
Interest-earning deposits	227,224	211,043
Cash and cash equivalents	244,709	264,593
Investment securities available for sale, at fair value	493,474	560,253
Loans held for sale	2,117,510	1,797,064
Loans receivable	6,142,390	5,452,895
Allowance for loan losses	(37,315)	(35,647)
Total loans receivable, net of allowance for loan losses	6,105,075	5,417,248
FHLB, Federal Reserve Bank, and other restricted stock	68,408	90,841
Accrued interest receivable	23,690	19,939
Bank premises and equipment, net	12,259	11,146
Bank-owned life insurance	161,494	157,211
Other real estate owned	3,108	5,057
Goodwill and other intangibles	3,639	3,651
Assets held for sale	79,271	2,680
Other assets	70,099	68,522
Total assets	$9,382,736	$8,398,205

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$512,664	$408,874
Interest-bearing deposits	6,334,316	5,253,559
Total deposits	6,846,980	5,662,433
Federal funds purchased	83,000	70,000
FHLB advances	868,800	1,625,300
Other borrowings	87,123	86,457
Subordinated debt	108,783	108,685
Liabilities held for sale	484,797	247,139
Accrued interest payable and other liabilities	47,381	44,289
Total liabilities	8,526,864	7,844,303

Preferred stock	217,471	55,569
Common stock	30,820	27,432
Additional paid in capital	427,008	362,607
Retained earnings	193,698	124,511
Accumulated other comprehensive income (loss)	(4,892)	(7,984)
Treasury stock, at cost	(8,233)	(8,233)
Total shareholders' equity	855,872	553,902
Total liabilities & shareholders' equity	$9,382,736	$8,398,205

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Three months ended
	December 31,		September 30		December 31,
	2016		2016		2015
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$265,432	0.56%	$237,753	0.55%	$199,142	0.31%
Investment securities	515,549	2.65%	534,333	2.64%	541,541	2.59%
Loans held for sale	2,121,899	3.60%	2,124,097	3.51%	1,572,068	3.31%
Loans receivable	6,037,739	3.92%	6,116,864	3.93%	5,119,391	3.88%
Other interest-earning assets	66,587	6.68%	90,010	5.56%	70,689	4.68%
Total interest earning assets	9,007,206	3.69%	9,103,057	3.68%	7,502,831	3.58%
Non-interest earning assets	256,620		268,768		266,050
Assets held for sale	75,332		67,748		2,840
Total assets	$9,339,158		$9,439,573		$7,771,721

Liabilities
Total interest bearing deposits (1)	$6,382,010	0.87%	$6,147,771	0.84%	$5,168,402	0.71%
Borrowings	919,462	2.42%	1,586,262	1.66%	1,292,624	1.52%
Total interest bearing liabilities	7,301,472	1.06%	7,734,033	1.01%	6,461,026	0.87%
Non-interest bearing deposits (1)	546,827		533,601		418,640
Non-interest bearing deposits held for sale (1)	544,900		329,834		296,348
Total deposits & borrowings	8,393,199	0.92%	8,597,468	0.91%	7,176,014	0.79%
Other non-interest bearing liabilities	81,136		100,687		43,287
Liabilities held for sale	30,343		31,015		2,130
Total liabilities	8,504,678		8,729,170		7,221,431
Shareholders' equity	834,480		710,403		550,290
Total liabilities and shareholders' equity	$9,339,158		$9,439,573		$7,771,721

Net interest margin		2.83%		2.82%		2.83%
Net interest margin tax equivalent		2.84%		2.83%		2.83%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.74%, 0.74% and 0.63% for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN (UNAUDITED)
(Dollars in thousands)
	Twelve months ended
	December 31,		December 31,
	2016		2015
	Average Balance	Average yield or cost (%)	Average Balance	Average yield or cost (%)
Assets
Interest earning deposits	$225,409	0.54%	$271,201	0.26%
Investment securities	540,532	2.64%	427,638	2.43%
Loans held for sale	1,967,436	3.53%	1,589,176	3.24%
Loans receivable	5,971,530	3.91%	4,635,136	3.93%
Other interest-earning assets	84,797	4.96%	72,693	6.73%
Total interest earning assets	8,789,704	3.67%	6,995,844	3.57%
Non-interest earning assets	272,253		263,997
Assets held for sale	$40,160		$2,690
Total assets	$9,102,117		$7,262,531

Liabilities
Total interest bearing deposits (1)	$5,945,392	0.81%	$4,659,785	0.73%
Borrowings	1,498,899	1.65%	1,369,841	1.43%
Total interest-bearing liabilities	7,444,291	0.98%	6,029,626	0.89%
Non-interest-bearing deposits (1)	496,571		379,196
Non-interest bearing deposits held for sale (1)	377,028		312,963
Total deposits & borrowings	8,317,890	0.88%	6,721,785	0.80%
Other non-interest bearing liabilities	69,442		30,348
Liabilities held for sale	17,884		1,207
Total liabilities	8,405,216		6,753,340
Shareholders' equity	696,901		509,191
Total liabilities and shareholders' equity	$9,102,117		$7,262,531

Net interest margin		2.84%		2.81%
Net interest margin tax equivalent		2.84%		2.81%

(1) Total costs of deposits (including interest bearing and non-interest bearing) were 0.71% and 0.63% for the twelve months ended December 31, 2016 and 2015, respectively.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN COMPOSITION (UNAUDITED)

(Dollars in thousands)	December 31,	December 31,
	2016	2015

Commercial:
Multi-Family	$3,214,999	$2,948,696
Mortgage warehouse	2,171,763	1,797,753
Commercial & Industrial (1)	1,315,905	1,068,597
Commercial Real Estate- Non-Owner Occupied	1,193,715	956,255
Construction	64,789	87,240
Total commercial loans	7,961,171	6,858,541

Consumer:
Residential	194,197	274,470
Manufactured housing	101,730	113,490
Other consumer	2,726	3,124
Total consumer loans	298,653	391,084
Deferred costs and unamortized premiums, net	76	334
Total loans	$8,259,900	$7,249,959

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION (UNAUDITED)

(Dollars in thousands)	December 31,	December 31,
	2016	2015

Demand, non-interest bearing	$512,664	$408,874
Demand, interest bearing	339,398	127,215
Savings	40,814	39,337
Money market	3,122,342	2,739,411
Time deposits	2,831,762	2,347,596
Total deposits	$6,846,980	$5,662,433

BankMobile non-interest bearing deposits included in liabilities held for sale were $453 million and $245 million respectively as of December 31, 2016 and 2015. BankMobile interest bearing deposits included in liabilities held for sale were $3 million and $2 million respectively as of December 31, 2016 and 2015.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of December 31, 2016					As of December 31, 2015
	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs	Total Loans	Non Accrual /NPLs	Total Credit Reserves	NPLs / Total Loans	Total Reserves to Total NPLs
Loan Type
Originated Loans
Multi-Family	$3,211,516	$—	$11,602	—%	—%	$2,903,814	$—	$12,016	—%	—%
Commercial & Industrial (1)	1,271,237	10,185	12,560	0.80%	123.32%	990,621	2,760	8,864	0.28%	321.16%
Commercial Real Estate- Non-Owner Occupied	1,158,531	—	4,569	—%	—%	906,544	788	3,706	0.09%	470.30%
Residential	114,510	341	2,270	0.30%	665.69%	113,858	32	1,992	0.03%	6,225.00%
Construction	64,789	—	772	—%	—%	87,006	—	1,074	—%	—%
Other consumer	190	—	12	—%	—%	128	—	9	—%	—%
Total Originated Loans	5,820,773	10,526	31,785	0.18%	301.97%	5,001,971	3,580	27,661	0.07%	772.65%
Loans Acquired
Bank Acquisitions	167,946	5,030	5,244	3.00%	104.25%	206,971	4,743	7,492	2.29%	157.96%
Loan Purchases	153,595	2,236	1,279	1.46%	57.20%	243,619	2,448	1,653	1.00%	67.52%
Total Acquired Loans	321,541	7,266	6,523	2.26%	89.77%	450,590	7,191	9,145	1.60%	127.17%
Deferred costs and unamortized premiums, net	76	—	—	—%	—%	334	—	—	—%	—%
Total Loans Held for Investment	6,142,390	17,792	38,308	0.29%	215.31%	5,452,895	10,771	36,806	0.20%	341.71%
Total Loans Held for Sale	2,117,510	—	—	—%	—%	1,797,064	—	—	—%	—%
Total Portfolio	$8,259,900	$17,792	$38,308	0.22%	215.31%	$7,249,959	$10,771	$36,806	0.15%	341.71%

(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED

	For the Quarter Ended
	Q4	Q3	Q4
(Dollars in thousands)	2016	2016	2015
Originated Loans
Commercial & Industrial (1)	$2,046	$49	$4,558
Commercial Real Estate- Non-Owner Occupied	—	—	—
Residential	—	43	—
Other consumer	—	—	—
Total Net Charge-offs from Originated Loans	2,046	92	4,558
Loans Acquired
Bank Acquisitions	(1,629)	(49)	(215)
Loan Purchases	6	—	(21)
Total Net Charge-offs from Acquired Loans	(1,623)	(49)	(236)
Total Net Charge-offs from Loans Held for Investment	423	43	4,322
Total Net Charge-offs from Assets Held for Sale	347	245	—
Total Net Charge-offs	$770	$288	$4,322
(1) Commercial & industrial loans, including owner occupied commercial real estate.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands)

	Three months ended December 31, 2016
	Community Business Banking	BankMobile	Consolidated
Interest income (1)	$81,132	$2,477	$83,609
Interest expense	19,464	17	19,481
Net interest income	61,668	2,460	64,128
Provision for loan losses	(359)	546	187
Non-interest income	921	14,210	15,131
Non-interest expense	30,509	19,415	49,924
Income (loss) before income tax expense	32,439	(3,291)	29,148
Income tax expense/(benefit)	10,571	(1,251)	9,320
Net income (loss)	21,868	(2,040)	19,828
Preferred stock dividends	3,615	—	3,615
Net income (loss) available to common shareholders	$18,253	$(2,040)	$16,213

(1) - Amounts reported include funds transfer pricing of $2.5 million for the three months ended December 31, 2016 credited to BankMobile for the value provided to the Community Business Banking segment for the use of low/no cost deposits. The discontinued operations loss disclosed on the income statement does not consider the funds transfer pricing benefit of the deposits.

	Twelve months ended December 31, 2016
	Community Business Banking	BankMobile	Consolidated
Interest income (1)	$315,643	$6,896	$322,539
Interest expense	73,004	38	73,042
Net interest income	242,639	6,858	249,497
Provision for loan losses	2,246	795	3,041
Non-interest income	23,165	33,205	56,370
Non-interest expense	131,217	47,014	178,231
Income (loss) before income tax expense	132,341	(7,746)	124,595
Income tax expense/(benefit)	48,836	(2,943)	45,893
Net income (loss)	83,505	(4,803)	78,702
Preferred stock dividends	9,515	—	9,515
Net income (loss) available to common shareholders	$73,990	$(4,803)	$69,187

As of December 31, 2016
Goodwill and other intangibles	$3,639	$13,982	$17,621
Total assets	$9,303,465	$79,271	$9,382,736
Total deposits	$6,846,980	$456,795	$7,303,775
(1) - Amounts reported include funds transfer pricing of $6.9 million for the twelve months ended December 31, 2016 credited to BankMobile for the value provided to the Community Business Banking segment for the use of low/no cost deposits. The discontinued operations loss disclosed on the income statement does not consider the funds transfer pricing benefit of the deposits.

BankMobile has been reported as discontinued operations in Customers’ 2016 consolidated financial results.

BankMobile segment results for 2015 were not material to Customers’ 2015 consolidated financial results.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
(Dollars in thousands, except per share data)
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our financial results, which we believe enhance an overall understanding of our performance. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to Non-GAAP measures disclosed within this document.

Pre-tax Pre-provision Return on Average Assets
	2016	2015	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
GAAP Net Income	$78,702	$58,583	$19,828	$21,207	$19,483	$18,185	$17,786
Reconciling Items:
Provision for loan losses	3,041	20,566	187	88	786	1,980	6,173
Income tax expense	45,893	29,912	9,320	14,558	12,964	9,051	7,415
Pre-Tax Pre-provision Net Income	$127,636	$109,061	$29,335	$35,853	$33,233	$29,216	$31,374

Average Total Assets	$9,102,117	$7,262,531	$9,339,158	$9,439,573	$9,259,192	$8,364,233	$7,771,721

Pre-tax Pre-provision Return on Average Assets	1.40%	1.50%	1.25%	1.51%	1.44%	1.40%	1.60%

Pre-tax Pre-provision Return on Average Common Equity
	2016	2015	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
GAAP Net Income Available to Common Shareholders	$69,187	$56,090	$16,213	$18,655	$17,421	$16,898	$16,780
Reconciling Items:
Provision for loan losses	3,041	20,566	187	88	786	1,980	6,173
Income tax expense	45,893	29,912	9,320	14,558	12,964	9,051	7,415
Pre-tax Pre-provision Net Income Available to Common Shareholders	$118,121	$106,568	$25,720	$33,301	$31,171	$27,929	$30,368

Average Total Shareholders' Equity	$696,901	$509,191	$834,480	$710,403	$655,051	$586,009	$550,290
Reconciling Item:
Average Preferred Stock	(139,554)	(34,723)	(217,493)	(148,690)	(118,793)	(72,285)	(55,569)
Average Common Equity	$557,347	$474,468	$616,987	$561,713	$536,258	$513,724	$494,721

Pre-tax Pre-provision Return on Average Common Equity	21.19%	22.46%	16.58%	23.59%	23.38%	21.87%	24.35%

Tangible Common Equity to Average Tangible Assets
	2016	2015	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
GAAP - Total Shareholders' Equity	$855,872	$553,902	$855,872	$789,811	$680,552	$599,240	$553,902
Reconciling Items:
Preferred Stock	(217,471)	(55,569)	(217,471)	(217,549)	(135,270)	(79,677)	(55,569)
Goodwill and Other Intangibles	(17,621)	(3,651)	(17,621)	(16,924)	(17,197)	(3,648)	(3,651)
Tangible Common Equity	$620,780	$494,682	$620,780	$555,338	$528,085	$515,915	$494,682

Average Total Assets	$9,102,117	$7,262,531	$9,339,158	$9,439,573	$9,259,192	$8,364,233	$7,771,721
Reconciling Items:
Average Goodwill and Other Intangibles	(10,942)	(3,658)	(16,847)	(17,101)	(6,037)	(3,650)	(3,653)
Average Tangible Assets	$9,091,175	$7,258,873	$9,322,311	$9,422,472	$9,253,155	$8,360,583	$7,768,068

Tangible Common Equity to Average Tangible Assets	6.83%	6.81%	6.66%	5.89%	5.71%	6.17%	6.37%

Tangible Book Value per Common Share
	2016	2015	Q4 2016	Q3 2016	Q2 2016	Q1 2016	Q4 2015
Total Shareholders' Equity	$855,872	$553,902	$855,872	$789,811	$680,552	$599,240	$553,902
Reconciling Items:
Preferred Stock	(217,471)	(55,569)	(217,471)	(217,549)	(135,270)	(79,677)	(55,569)
Goodwill and Other Intangibles	(17,621)	(3,651)	(17,621)	(16,924)	(17,197)	(3,648)	(3,651)
Tangible Common Equity	$620,780	$494,682	$620,780	$555,338	$528,085	$515,915	$494,682

Common shares outstanding	30,289,917	26,901,801	30,289,917	27,544,217	27,286,833	27,037,005	26,901,801

Tangible Book Value per Common Share	$20.49	$18.39	$20.49	$20.16	$19.35	$19.08	$18.39

Return on Average Common Equity Excluding Impairment Charge and ASU 2016-09
	2016	Q4 2016
GAAP Net Income Available to Common Shareholders	$69,187	$16,213
Reconciling Items:
Impairment Charge	7,262	7,262
Impact on Tax Expense Relating to the Adoption of ASU 2016-09	(4,136)	(3,580)
Net Income Available to Common Shareholders Excluding Impairment Charge and ASU 2016-09	$72,313	$19,895

Average Total Shareholders' Equity	$696,901	$834,480
Reconciling Item:
Average Preferred Stock	(139,554)	(217,493)
Average Common Equity	$557,347	$616,987

Return on Average Common Equity Excluding Impairment Charge and ASU 2016-09	12.97%	12.83%

Return on Average Assets Excluding Impairment Charge and ASU 2016-09
	2016	Q4 2016
GAAP Net Income	$78,702	$19,828
Reconciling Items:
Impairment Charge	7,262	7,262
Impact on Tax Expense Relating to the Adoption of ASU 2016-09	(4,136)	(3,580)
Net Income Excluding Impairment Charge and ASU 2016-09	$81,828	$23,510

Average Total Assets	$9,102,117	$9,339,158

Return on Average Assets Excluding Impairment Charge and ASU 2016-09	0.90%	1.00%